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                                                                     Exhibit 2.6


                         AMENDMENT TO LETTER AGREEMENT


     This Amendment to Letter Agreement (this "Amendment") is effective as of December 4, 1997, by and among Green Spring Health Services, Inc., a Delaware corporation (the "Company") and Paul G. Shoffeitt ("You").


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, you and the Company entered into that certain Letter Agreement dated February 3, 1994 (the "Letter Agreement");

     WHEREAS, the parties recognize that due to a current medical condition, you are unable to fully perform your duties under the Letter Agreement, and the parties therefore desire to amend the terms of the Letter Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

1. The introductory clause in Section 2 of the Letter Agreement is hereby amended to read as follows: "From February 3, 1994 until April 1, 2000 (unless this Agreement is terminated earlier by you by giving fourteen (14) days written notice, or is terminated earlier by the Company in accordance with Section 5.2), you hereby agree to:"

2. Section 5 is amended by redesignating such section as Section 5.1 entitled "INDEPENDENT CONTRACTOR" and by deleting the second sentence from such Section 5.1.

3. A new Section 5.2 is hereby added to the Agreement, to read in its entirety as follows:

     5.2 TERMINATION.
         -----------

(a) TERMINATION DUE TO RESIGNATION AND TERMINATION WITH CAUSE. Your engagement under this Agreement and all of your rights to receive the compensation set forth in Section 3 will cease upon the occurrence of any of the following events: (i) the effective date of your resignation (which you may provide at any time upon fourteen (14) days written notice), or (ii) termination for cause at the discretion of the Company under the following circumstances: (A) you are guilty of fraud or dishonesty involving you duties on behalf of the Company; (B) you have deliberately and intentionally failed or refused to faithfully and diligently perform significant duties assigned to you pursuant to the terms of this Agreement, or otherwise to have breached any material term under this Agreement; (C) you have willfully failed or refused to abide by the Company's



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     policies, rules, procedures or directives; or (D) you are convicted of a misdemeanor involving moral turpitude or any felony. For the events described in clauses (ii)(B) and (ii)(C) of the preceding sentence, the Company shall give you written notice of such event and an opportunity to cure such circumstance for a period of thirty (30) days; provided, however, such opportunity to cure shall be given only once for the same or related events arising from the same factual circumstances.

(b) TERMINATION WITHOUT CAUSE. You and/or the Company may terminate this Agreement without cause at any time upon the giving of thirty (30) days' prior written notice to the other party. If the Company terminates this Agreement under this Section 5.2(b), the Company may direct you to immediately cease providing services. If the Company terminates this Agreement under this Section 5.2(b), the Company shall continue to pay you the compensation provided for pursuant to Section 3 of this Agreement for the remaining balance of the period of engagement set forth in Section 2 (without regard to such early termination) or for a period of one (1) year from the effective termination date, whichever is greater in length or time. No other compensation or benefits set forth in Sections 3 and 4 of this Agreement shall be paid, unless otherwise provided in the terms of the applicable plan or benefit.

(c) DISABILITY. If you become Disabled, the Company may terminate this Agreement at any time, and any such termination shall be deemed a termination without cause under Section 5.2(b) above, and in the event of such termination, you shall be entitled to all of the rights set forth in Section 5.2(b) above. You shall be deemed Disabled if Employer determines that you are, by reason of any physical or mental condition, unable to perform a substantial portion of your essential duties on a part-time basis pursuant to this Agreement.

(d) EFFECT OF TERMINATION. Upon termination of this Agreement, all rights and obligations under this Agreement shall cease except for the rights and obligations under Sections 5.2(b), 5.2(c), 6 through 10, 12 through 13 and 17 through 23 of this Agreement, and all procedural and remedial provisions of this Agreement. A termination of this Agreement shall constitute a termination of your engagement with the Company for all purposes of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

Witness:

/s/ Illegible                                /s/ Paul G. Shoffeitt
------------------                           ----------------------
                                             Paul G. Shoffeitt

                                             COMPANY:
                                             Green Spring Health Services, Inc.

Attest:                                      By: /s/ Henry Harbin
                                                 -------------------------------
/s/ Illegible                                Name: Henry Harbin
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                                             Title: President
                                                    ----------------------------